Exhibit 23.4

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement to be filed by Wells Real Estate Investment Trust, Inc. on Form S-11 and the related Prospectus and any amendments thereto (collectively, the “Registration Statement”), the Rosen Consulting Group Market Study prepared for Wells Real Estate Investment Trust, Inc. (the “Market Study”) as an exhibit to the Registration Statement and the references to the Market Study wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary”, “Economic and Market Overview”, and “Experts” in the Registration Statement.

Dated May 23, 2007

Rosen Consulting Group

By:	/s/ Caroline R. Green
Name:	Caroline R. Green
Title:	Vice President